Exhibit 2.3

PLAN OF MERGER OF
ENTERGY GULF STATES POWER, LLC
AND
ENTERGY LOUISIANA POWER, LLC

This Plan of Merger (the “Plan”) is made September 28, 2015 between Entergy Gulf States Power, LLC, a Texas limited liability company (“Merging Entity” or “EGSP”), Entergy Louisiana Power, LLC, a Texas limited liability company (“Surviving Entity” or “ELP”), Entergy Gulf States Louisiana, LLC, a Texas limited liability company and sole member of EGSP (“EGS LLC”), Entergy Louisiana, LLC, a Texas limited liability company and sole member of ELP (“ELL”), and Louisiana Power & Light Company, LLC, a Texas limited liability company (“LP&L LLC”).

Recitals

A.
ELL and Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (“EGSL”), have obtained approval from (1) the Louisiana Public Service Commission (the “LPSC”) pursuant to In Re: Potential Business Combination of Entergy Louisiana, LLC and Entergy Gulf States Louisiana, L.L.C., Commission Order No. U-33244-A dated September 14, 2015 and (2) the Federal Energy Regulatory Commission (“FERC”) pursuant to that certain Order Authorizing Disposition of Jurisdictional Facilities, Entergy Louisiana, LLC, and Entergy Gulf States Louisiana, L.L.C., 151 FERC §62,018 (2015) an order dated April 3, 2015 in Docket No. EC15-47-000 to combine substantially all of the assets and liabilities of ELL and EGSL into a single public utility to be named Entergy Louisiana, LLC, pursuant to a series of actions (the “Business Combination”).

B.
In order to effect the Business Combination as approved by the LPSC and FERC, (1) EGSL was converted from a Louisiana limited liability company to a Texas limited liability company named “Entergy Gulf States Louisiana, LLC”, (2) ELL will allocate substantially all of its assets to ELP which is a subsidiary of ELL, and ELP will assume substantially all of the liabilities of ELL, pursuant to a merger under the Texas Business Organizations Code (together with any successor statute, as amended from time to time, the “Code”) (“ELL/ELP Merger”), (3) EGS LLC will allocate substantially all of its assets to EGSP, and EGSP will assume substantially all of the liabilities of EGS LLC, pursuant to a merger under the Code (the “EGS LLC/EGSP Merger”), (4) ELL and EGS LLC will contribute (a) 100% of the membership interests of ELP and EGSP, respectively, and (b) 100% of the Units of Class B Common Membership Interests (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of Entergy Holdings Company LLC, dated September 19, 2015 (the “EHCL LLC Agreement”)) of Entergy Holdings Company LLC, a Delaware limited liability company (“EHCL”), held by ELL and EGS LLC at the time of such contribution to LP&L LLC in exchange for Units of Common Membership Interests (as defined in the Amended and Restated Company Agreement of LP&L, LLC adopted on September 14, 2015 (the “LP&L Company Agreement”)) of LP&L LLC (the “LP&L Contributions”), (5) simultaneous with the LP&L Contributions, LP&L LLC will issue and sell Units of Series A Preferred Membership Interests (as defined in the LP&L Company Agreement).

C.	To further effect the Business Combination, following the transactions described above, EGSP will merge with and into ELP with ELP surviving such merger.

D.
As the final step in the Business Combinations, ELL will change its name to “EL Investment Company, LLC”, LP&L LLC will change its name to “Entergy Utility Holding Company, LLC”, and ELP will change its name to “Entergy Louisiana, LLC”.

E.
As described above and as of the Effective Time (as hereinafter defined), Merging Entity and Surviving Entity will be wholly owned by LP&L LLC. Merging Entity, Surviving Entity, ELL (in its capacity as the sole member of the Surviving Entity as of the date hereof), EGS LLC (in its capacity as the sole member of the Merging Entity as of the date hereof), and LP&L LLC (in its capacity as the anticipated sole member of the Merging Entity and the Surviving Entity as of the Effective Time) desire to merge Merging Entity into Surviving Entity upon the terms and conditions of this Plan (the “Merger”).

F.	The Boards of Directors of EGSP and ELP have approved the Merger and this Plan and ELL, EGS LLC, and LP&L LLC have consented to the Merger and this Plan.

NOW, THEREFORE, the parties agree as follows:

Agreements

1.	Merger

1.	Parties to Merger.
The parties to the Merger are Merging Entity and Surviving Entity.

2.	Surviving Entity.
Merging Entity will merge into Surviving Entity. Accordingly, Surviving Entity will be the only party to survive the Merger with the effect provided by this Plan and by the Code.

3.	Merger Treatment of Outstanding Membership Interests.

1.	Surviving Entity. The outstanding membership interests of Surviving Entity will remain outstanding and are not affected by the Merger.

2.	Merging Entity. The outstanding membership interests of Merging Entity will be cancelled without consideration.

4.	Conditions to Merger.
The obligations of the Surviving Entity and Merging Entity to effect the Merger shall be conditioned upon the consummation of the transactions contemplated in the LP&L Contributions.

5.	Board and Member Approvals.

1.
Surviving Entity. This Plan was duly approved by Surviving Entity’s Board of Directors, ELL (in its capacity as the sole member on the date of this Plan), and LP&L LLC (in its capacity as the anticipated sole member at the Effective Time) by a vote that equaled or exceeded the vote required by the Code and Surviving Entity’s governing documents.

2.
Merging Entity. This Plan was duly approved by Merging Entity’s Board of Directors, EGS LLC (in its capacity as the sole member on the date of this Plan), and LP&L LLC (in its capacity as the anticipated sole member at the Effective Time) by a vote that equaled or exceeded the vote required by the Code and Merging Entity’s governing documents.

6.	Certificate of Merger.
To satisfy the requirements of the Code, a Certificate of Merger will be signed by duly authorized officers of Merging Entity and Surviving Entity and delivered for filing with the Secretary of State of Texas (the “Texas SOS”) to become effective as of the Effective Time (as defined in Section 1.7) substantially in the form attached as Exhibit 1.6.

7.	Effective Time.
Unless abandoned in accordance with Section 1.8, the Merger will be effective as specified in the Certificate of Merger (the “Effective Time”).

8.	Abandonment.
If the Board of Directors of EGSP or ELP decides to abandon the Merger or if the conditions set forth in Section 1.4 are not satisfied before the Effective Time, authorized officers of Merging Entity and/or the Surviving Entity will cause the appropriate statements and certificates of abandonment to be filed with the Texas SOS before the Effective Time consistent with the requirements of Sections 4.057, 10.201-10.202 of the Code.

2.	effect of merger

1.	Allocation of Rights, Assets and Liabilities to Surviving Entity.
At the Effective Time, the separate existence of Merging Entity will cease and consistent with Section 10.008 of the Code:

1.
All assets, including the bank accounts listed on Schedule A (and all funds held in such accounts immediately prior to the Effective Time), real estate and other property (tangible and intangible, movable and immovable), owned, held, leased, and claimed by Merging Entity immediately prior to the Effective Time, whether located within the State of Louisiana or outside the State of Louisiana, shall be allocated to and vested in Surviving Entity without reversion or impairment, any further act or deed, or any transfer or assignment having occurred; and

2.
all Liabilities (as hereinafter defined) of the Merging Entity including, without limitation, all Liabilities of EGSP for Decommissioning (as herein-after defined) and to store, maintain and dispose of nuclear material located at, in, on or under the Site (as herein-after defined), will be allocated to and assumed by Surviving Entity in the same manner as if Surviving Entity had itself incurred them.

For purposes of this Plan, (a) “Decommission” or “Decommissioning” means to completely retire and remove the River Bend Station, Unit 1 (the “Facilities”) from service and to restore the real property on which the Facilities are located (the “Site”), as well as any planning and administrative activities incidental thereto, (b) “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, or whether sounding in tort, contract, employment, administrative, tax, or any other area of law and (c) “Person” means an individual, corporation, limited liability company, partnership (general, limited, or limited liability), trust, joint venture, or other entity.

2.	Texas Franchise Taxes.
To satisfy the requirements of Section 10.156(2) of the Code, Surviving Entity will be responsible for the timely payment of all fees and franchise taxes required by law to be paid by both the Merging Entity and the Surviving Entity for all periods prior to the Effective Time, and if such fees and franchise taxes have not been timely paid by either, Surviving Entity will be obligated to pay them. Surviving Entity will be responsible for payment of all fees and taxes as required by law to be paid by it from and after the Effective Time.

3.	Officers and Directors of Surviving Entity.
Following the Merger and implementation of this Plan, (a) those persons identified as Directors on the attached Exhibit A shall be the Directors (as that term is defined in the Company Agreement of ELP dated as of July 7, 2015) of the Surviving Entity and shall serve on the Board of Directors of the Surviving Entity until such time that new Directors are elected for the Surviving Entity, and (b) those persons identified as officers on the attached Exhibit B shall be the officers of the Surviving Entity and shall serve as officers of the Surviving Entity until such time that new officers are elected or appointed for the Surviving Entity.

3.	General Provisions

1.	Further Assurances.

If at any time after the Effective Time, Surviving Entity considers or is advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merging Entity, or (b) otherwise to carry out the purposes of this Plan, Surviving Entity and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of either of Merging Entity, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Merging Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merging Entity and otherwise to carry out the purposes of this Plan.

2.	Amendment.
This Plan may be modified or amended only by a duly authorized written instrument executed by the parties hereto prior to the Effective Time.

3.	Counterparts.
This Plan may be executed simultaneously in multiple counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument. It will not be necessary for any single counterpart hereof to be executed by all parties hereto as long as at least one counterpart is executed by each party.

4.	Governing Law.
This Plan will be construed in accordance with the laws of the State of Texas.

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Executed to be effective as provided above:

Merging Entity:	Surviving Entity:
ENTERGY GULF STATES POWER, LLC	ENTERGY LOUISIANA POWER, LLC

By:/s/ Phillip R. May, Jr.	By: /s/ Phillip R. May, Jr.
Name: Phillip R. May, Jr.	Name: Phillip R. May, Jr.
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

ENTERGY GULF STATES LOUISIANA, LLC	ENTERGY LOUISIANA, LLC

By: /s/ Phillip R. May, Jr.	By: /s/ Phillip R. May, Jr.
Name: Phillip R. May, Jr.	Name: Phillip R. May, Jr.
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

LOUISIANA POWER & LIGHT COMPANY, LLC

By:/s/ Theodore H. Bunting, Jr.
Name: Theodore H. Bunting, Jr.
Title: President and Chief Executive Officer

SCHEDULE A
Bank accounts

Bank	Account Number	Account Name
Capital One, NA	812342231	Entergy Gulf States Louisiana, L.L.C.
Capital One, NA	882094464	Entergy Gulf States Louisiana, L.L.C.
Capital One, NA	542050357	Entergy Gulf States Louisiana, L.L.C.
Capital One, NA	671550595	Entergy Gulf States Power, LLC
JPMorgan Chase	644369811	Entergy Gulf States Louisiana, L.L.C.
Wells Fargo Bank, N.A.	80458301	Entergy Gulf States Louisiana, L.L.C. - (Isaac) Storm Reserve Escrow
Wells Fargo Bank, N.A.	48619300	Entergy Gulf States Louisiana, L.L.C. (MB) Storm Reserve Escrow
Wells Fargo Bank, N.A.	80458300	Entergy Gulf States Louisiana, L.L.C. - Storm Reserve Escrow

Bank Account Numbers are Confidential Exhibit 1.6
Form of Certificate of Merger

Exhibit A
Directors
Theodore H. Bunting, Jr.
Andrew S. Marsh
Phillip R. May, Jr.
Mark T. Savoff

Exhibit B
Officers

Phillip R. May, Jr.	Chairman of the Board, President and Chief Executive Officer
Theodore H. Bunting, Jr.	Group President, Utility Operations
Andrew S. Marsh	Executive Vice President and Chief Financial Officer
Marcus V. Brown	Executive Vice President and General Counsel
Jeffrey S. Forbes	Executive Vice President and Chief Nuclear Officer
Joseph T. Henderson	Senior Vice President and General Tax Counsel
Alyson M. Mount	Senior Vice President and Chief Accounting Officer
Steven C. McNeal	Vice President and Treasurer
Dennis P. Dawsey	Vice President, Customer Service
Kimberly Fontan	Vice President, Regulatory Affairs
John P. Hurstell	Vice President, System Planning
Jody Montelaro	Vice President, Public Affairs
Daniel T. Falstad	Secretary
Dawn A. Balash	Assistant Secretary
Stacey M. Lousteau	Assistant Treasurer
Mary Ann Valladares	Assistant Treasurer
Patricia A. Galbraith	Tax Officer
Rory L. Roberts	Tax Officer
Paul J. Wichers, Jr.	Tax Officer